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Exhibit 8.2

                        , 2003

Evergreen Resources, Inc.
1401 Seventeenth Street, Suite 1200
Denver, Colorado 80202

Carbon Energy Corporation
1700 Broadway, Suite 1150
Denver, Colorado 80290

Re:	Tax Opinion Relating to the Transaction set forth in Form S-4 Registration Statement—Commission File Number 333-105430

Ladies and Gentlemen:

        Our firm, Burnet, Duckworth & Palmer LLP, of 350 7th Avenue, S.W., Calgary, Alberta, Canada T2P 3N9, has acted as special counsel to Evergreen Resources, Inc., a Colorado corporation ("Evergreen"), and Evergreen Merger Corporation, a Colorado corporation which is a subsidiary of Evergreen ("Merger Sub"), in connection with the proposed transactions set forth in that certain Form S-4 Registration Statement dated                        , 2003, Commission File Number 333-105430 (the "Registration Statement"), including the merger (the "Merger"), whereby Merger Sub will be merged with and into Carbon Energy Corporation, a Colorado corporation ("Carbon"), with Carbon as the surviving corporation.

        This opinion is being rendered to the parties to whom this letter is addressed. Our opinion, however, does not address issues dependent upon the individual tax situation of any shareholder of either Evergreen or Carbon. In addition, our opinion does not consider tax consequences to such shareholders for actions taken before the Merger. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

        For purposes of the opinions set forth below, we have reviewed and relied upon (i) the Registration Statement, (ii) that certain Agreement and Plan of Reorganization Among Carbon Energy Corporation, Evergreen Resources, Inc. and Evergreen Merger Corporation, dated as of March 31, 2003 (the "Merger Agreement"), and (iii) such other documents, records and instruments as we deemed necessary or appropriate in order to enable us to render our opinion. In addition, in rendering our opinion, we have relied upon certain statements and representations made by certain officers and agents of Evergreen and by Carbon, as well as statements and representations contained in the Registration Statement and the Merger Agreement, which we have neither investigated nor verified. We have assumed that all such statements and representations are true, correct, complete and not breached, and that no actions that are or would be inconsistent with such statements and representations have been or will be taken. We have also assumed that all representations made "to the knowledge of" any person or entity will be true, correct and complete as if made without such qualification. In addition, we have assumed that: (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); and (ii) the facts are the same as those set forth in the Registration Statement. Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions could adversely affect our opinions.

        In our opinion, the following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act"), as of the date hereof, generally applicable to a shareholder of Carbon (a "Carbon Shareholder") in respect of the merger who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention: (i) is, or is deemed to be, resident in Canada; (ii) in respect of whom neither Carbon nor Evergreen is a foreign affiliate; (iii) deals at arm's length with Carbon and Evergreen; (iv) is not affiliated with

Carbon or Evergreen; and (v) holds shares of capital stock of Carbon ("Carbon Shares") as capital property. Carbon Shares generally will be considered capital property to such a shareholder unless the Carbon Shareholder holds such Carbon shares in the course of carrying on a business, or the Carbon Shareholder has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Carbon Shares are not Canadian securities (as defined in the Tax Act) and therefore an election in accordance with subsection 39(4) of the Tax Act is not available in respect of such shares. This summary does not apply to Carbon Shareholders that are "financial institutions", "specified financial institutions" or an interest in which would be a "tax shelter investment" each as defined in the Tax Act.

        The summary is based on the provisions of the Tax Act in force on the date hereof and counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency (the "CCRA"). The summary takes into account all specific proposals to amend the Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, if at all. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative practices of the CCRA (save as noted above), nor does it take into account provincial, territorial or foreign income tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

        The summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular Carbon Shareholder. Accordingly, Carbon Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

Disposition of Carbon Shares in Exchange for Evergreen Shares

        A holder of Carbon Shares who receives shares of common stock of Evergreen ("Evergreen Shares") in exchange for Carbon Shares pursuant to the merger will, unless the holder elects in a tax return for the taxation year in which the merger takes place not to have this provision apply, be deemed to have disposed of such Carbon Shares for proceeds of disposition equal to the holder's adjusted cost base of such Carbon Shares and, consequently, will realize neither gain nor loss as a result of such disposition. The holder will be deemed to acquire the Evergreen Shares at a cost equal to the such proceeds and will generally be required to average such cost with the cost of any other Evergreen Shares held as capital property for the purpose of determining the adjusted cost base of each Evergreen Share held.

        A holder of Carbon Shares who receives less than Cdn $200 cash in lieu of a fraction of an Evergreen Share pursuant to the merger may choose to reduce the cost of the Evergreen Shares acquired by the amount of such cash or recognize a gain (or loss) equal to the amount by which the cash exceeds (or is less than) the adjusted cost base of the applicable Carbon Shares surrendered in exchange for such cash.

        A holder of Carbon Shares who receives Evergreen Shares (including a holder who receives cash in lieu of a fraction of an Evergreen Share) in exchange for Carbon Shares pursuant to the merger and who elects in a tax return for the taxation year in which the merger takes place not to have the provisions noted above apply, will be deemed to have disposed of such Carbon Shares for proceeds of disposition equal to their fair market and to have acquired the Evergreen Shares for the same amount

(less any cash received in lieu of a fraction of an Evergreen Share). The holder will generally be required to average such cost with the cost of any other Evergreen Shares held as capital property for the purpose of determining the adjusted cost base of each Evergreen Share held. Such a shareholder will be required to include one-half of the amount of any capital gain (a "taxable capital gain") in income, and one-half of the amount of any capital loss (an "allowable capital loss") will be required to be deducted against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may ordinarily be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

        A Carbon Shareholder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains. 80% of capital gains realized by an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax under the Tax Act.

        No opinion is expressed as to any matter not specifically addressed above. Specifically, no opinion is expressed as to the tax consequences of the Merger under United States tax law or any foreign, provincial, state or local tax law. Furthermore, our opinion is based on current Canadian federal income tax law and administrative practice, and we do not undertake to advise you as to any changes, after the effective times of the Merger, in Canadian federal income tax law or administrative practice that may affect our opinion.

        This opinion is being furnished only to you in connection with the Registration Statement, the Merger Agreement, and the transactions set forth in those documents, and solely for your benefit in connection therewith, and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Burnet Duckworth and Palmer LLP under the caption "Material Canadian Federal Income Tax Considerations" in the Registration Statement.

Very truly yours,

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